Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-121940, 333-102765, 333-102764, and 333-85194 on Forms S-8 of our reports dated March 17, 2008, relating to the consolidated financial statements of Carmike Cinemas, Inc. and subsidiaries (the “Company”), and the effectiveness of the Company’s internal control over financial reporting (which report expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting because of a material weakness), appearing in the Annual Report on Form 10-K of Carmike Cinemas, Inc. and subsidiaries for the year ended December 31, 2007.

Deloitte & Touche LLP

Atlanta, Georgia

March 17, 2008